Exhibit 4.5

THE SECURITY EVIDENCED BY THIS WARRANT AND THE SECURITIES TO BE PURCHASED UNDER THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES. THE SALE, TRANSFER OR ASSIGNMENT IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER OR ASSIGNMENT IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

No.	Right to Purchase
, 1997	Shares of Series D Preferred Stock
Void after Expiration Date (as defined herein)

QUARK BIOTECH, INC.

SERIES D PREFERRED STOCK PURCHASE WARRANT

Quark Biotech, Inc., a California corporation (the “Company”), hereby certifies that, for good and valuable consideration,                                                             , (the “Warrant Holder”), is entitled, subject to the terms set forth below, to purchase from the Company at any time during the period commencing at 9:00 a.m. on                  , 1997 and ending at 5:00 p.m. on the Expiration Date (as defined in Section 3), up to the number of fully-paid and non-assessable shares of Series D Preferred Stock of the Company set forth in Section 1 below for the price per share set forth in Section 2 below, subject to adjustment as herein provided.

1.         Number of Shares. Subject to adjustment as provided in Section 8 below, this Warrant shall be exercisable for up to                                                                                shares of Series D Preferred Stock of the Company (the “Shares”) or, in the event of automatic conversion of the Company’s Series D Preferred Stock, an equivalent number of shares of Common Stock (determined using the applicable conversion ratio at the time of such conversion, subject to further adjustment as provided in Section 8.) As used herein, the term “Warrant Shares” shall mean the Shares or other securities obtained on conversion of the Shares.

2.         Exercise Price. This Warrant shall be exercisable at a price (the “Exercise Price”) equal to Four Dollars ($4.00) per Share, in U.S. dollars, subject to adjustment as provided in Section 8 below. Notwithstanding the foregoing, in the event that this Warrant has not been exercised contemporaneous with or prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act at an offering price to the public of at least $8.00 per share (as adjusted for stock splits, stock dividends, recapitalization and similar events (“Recapitalizations”)) with gross proceeds to the Company (net of underwriting commissions and discounts) of at least $10,000,000 (a “Qualified IPO”), then the Exercise Price shall be equal to the per share offering price of the company’s equity securities (prior to underwriter commissions and offering expenses) in the Qualified IPO (the “Gross IPO Price”). The Company agrees to provide Warrant Holder with no fewer than thirty (30) days notice prior to the closing of a Qualified IPO.

3.         Term. This Warrant may be exercised in whole or in part, at any time after issuance and prior to 5:00 p.m. on the date of the first to occur of the following (the date of such occurrence being referred to herein as the “Expiration Date”):

(a)       5:00 p.m, Pacific Daylight Time, September 9, 2007; and

(b)       three (3) years after the closing of the Qualified IPO; provided, however, that in the event, following the closing of the Qualified IPO, the per share closing sales price of the Company’s Common Stock (as reported by The Wall Street Journal or other widely available reporting source) for a period of thirty (30) consecutive trading days is at least equal to the greater of (i) $20.00 (appropriately adjusted for Recapitalizations) or (ii) the per share Gross IPO Price multiplied by two (appropriately adjusted for Recapitalizations), the Company shall have the right, upon written notice to the Warrant Holder to be given within 15 days, to declare that this Warrant shall terminate, and this Warrant shall terminate, to the extent not exercised within thirty (30) days following receipt of such notice.

4.         Exercise or Conversion of Warrant.

4.1       Exercise. During the Exercise Period, this Warrant may be exercised in whole or in part by the Warrant Holder by executing and delivering to the Company at its principal office the written notice of exercise in the form attached hereto as Exhibit W-l, specifying the portion of the Warrant to be exercised and accompanied by this Warrant, and paying to the Company the amount obtained by multiplying the number of Warrant Shares designated in the notice of exercise by the Exercise Price, as then in effect, (i) in cash (in immediately available funds), (ii) where permitted by law, by cancellation of indebtedness of the Company to the Warrant Holder, or (iii) by surrender of shares of the Company’s Common Stock, that are clear of all liens, claims, encumbrances or security interests (a “Surrender”).

4.2       Right to Convert Warrants into Shares: Net Exercise. In lieu of exercising this Warrant or any portion hereof, the Warrant Holder shall have the right to convert this Warrant or any portion hereof during the Exercise Period into Warrant Shares by executing and delivering to the Company at its principal office the written notice of conversion in the form attached as Exhibit W-l, specifying the portion of the Warrant to be converted, and accompanied by this Warrant. The number of Warrant Shares to be issued upon such conversion shall be that number of Warrant Shares equal to the quotient obtained by dividing (x) the value of the converted portion of the Warrant at the time the conversion right is exercised (determined by subtracting the aggregate Exercise Price for the Warrant Shares represented by the portion of the Warrant to be converted (the “Aggregate Price”) from the Fair Market Value of such Warrant Shares at the time of conversion) by (y) the Fair Market Value of one Warrant Share at such time (a “Net Exercise”). “Fair Market Value” means, as of any date, the value of a Warrant Share determined as follows:

(a)       if such Warrant Share is then quoted on The Nasdaq National Market, the simple average of the closing sale prices as reported on The Nasdaq National Market for the ten (10) consecutive trading days prior to such date;

(b)       if such Warrant Share is publicly traded and is then listed on a national securities exchange, the simple average of the closing sale prices on the principal national securities exchange on which the Warrant Share is listed or admitted to trading for the ten (10) consecutive trading days prior to such date;

(c)       if such Warrant Share is publicly traded but is not quoted on The Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the simple average of the closing bid prices for the ten (10) consecutive trading days prior to such date, as reported by The Wall Street Journal or other widely available reporting source, for the over-the-counter market;

(d)       if none of the foregoing is applicable, by the Board of Directors of the Company in good faith (without discount for restriction); or

(e)       only if the Warrant is exercised contemporaneously with the Qualified IPO, the per share Gross IPO Price.

Any portion of this Warrant that is converted shall be immediately canceled.

4.3       Investment Letter. Upon exercise or conversion of the Warrant in accordance with Sections 4.1 or 4.2 hereof, the Warrant Holder shall either (i) execute and deliver to the Company an investment letter in the form attached hereto as Exhibit W-2 or (ii) deliver to the Company an opinion of counsel for the Warrant Holder reasonably satisfactory to the Company, stating that such exercise or conversion is exempt from the registration and prospectus delivery requirements of such the Securities Act.

4.4       Limitation on Exercise or Conversion. Notwithstanding Sections 4.1 and 4.2 and any other provisions of this Warrant, the Warrant Holder’s rights to obtain shares of Series D Preferred (or other securities that the Warrant Holder may otherwise become entitled to receive in accordance with Section 8 below) upon exercise or conversion of this Warrant shall be subject to the expiration or early termination of any applicable waiting periods relating to the acquisition of such securities by the Warrant Holder under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

5.         Delivery of Stock Certificates, Etc. As soon as practicable after the exercise or conversion of this Warrant (in full or in part) in accordance with Section 4 above, the Company at its expense will cause to be issued in the name of and delivered to the Warrant Holder (i) a certificate or certificates for the number of fully paid and nonassessable Warrant Shares to which the Warrant Holder shall be entitled upon such exercise or conversion and (ii) a new Warrant of like tenor to purchase all of the Warrant Shares that may be purchased pursuant to the portion, if any, of the Warrant not exercised or converted by the Warrant Holder. The Warrant Holder shall for all purposes be deemed to have become the holder of record of such Warrant Shares at the close of business on the date on which this Warrant was surrendered together with a notice of exercise or conversion and, in the case of exercise, payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender, notice and payment is a date when the stock transfer books of the Company are closed, the Warrant Holder shall be deemed to have become the holder of record of such Warrant Shares at the close of business on the next succeeding date on which the stock transfer books are open.

6.         Covenants as to Series D Preferred. The Company covenants and agrees that all the Shares will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times have authorized and reserved, and free from preemptive rights, a sufficient number of shares of Series D Preferred to provide for the exercise of the rights represented by this Warrant, and a sufficient number of shares of Common Stock available for conversion into Common Stock of the Series D Preferred to be issued on exercise of this Warrant.

7.         Registration Rights. This Warrant and the Shares issued or issuable upon the exercise or conversion of this Warrant are subject to registration in accordance with the registration rights in favor of the Warrant Holder as provided for in Section 2 of that certain Investor Rights Agreement dated August 28, 1997 by and among the Company, purchasers of the Company’s Preferred Stock, certain holders of the Company’s Common Stock and the founders of the Company (the “Investor Rights Agreement”).

8.         Adjustments.

8.1       In the event that the Company shall (i) pay a dividend in, or make a distribution of, shares of capital stock or other securities (including, without limitation, any rights or options to subscribe to or purchase any additional shares of any class of its capital stock, any evidence of its indebtedness or assets, or any other rights or options) on its outstanding Series D Preferred (or, if all or any portion of this Warrant is then exercisable for Common Stock, its Common Stock), (ii) subdivide its outstanding shares of Series D Preferred (or, if all or any portion of this Warrant is then exercisable for Common Stock, its Common Stock) into a greater number of such shares or (iii) combine its outstanding shares of Series D Preferred (or, if all or any portion of this Warrant is then exercisable for Common Stock, its Common Stock) into a smaller number of such shares, the total number of Shares or shares of Common Stock purchasable upon the exercise of this Warrant shall be adjusted so that upon the subsequent exercise of this Warrant, the Warrant Holder shall be entitled to receive at the same aggregate Exercise Price the number of shares of capital stock and other securities (of one or more classes) which such holder would have owned or would have been entitled to receive immediately following the happening of any of the events described above had this Warrant been exercised in full immediately prior to the record date with respect to such event. Any adjustment made pursuant to this Section shall, in the case of a dividend or distribution of stock or other securities, become effective as of the record date therefor and, in the case of a subdivision or combination, be made as of the effective date thereof. If, as a result of an adjustment made pursuant to this Section, the Warrant Holder shall become entitled to receive shares or other units of two or more classes of capital stock or other securities of the Company upon a subsequent exercise hereof, the Board of Directors of the Company (whose reasonable determination shall be conclusive and, upon request by the Warrant Holder, shall be evidenced by a certified Board resolution delivered to the Warrant Holder) shall determine the allocation of the adjusted Exercise Price between or among shares of such classes of capital stock. The above provisions of this Section 8.1 shall apply similarly to successive stock dividends, subdivisions and combinations.

8.2       In the event of a capital reorganization or a reclassification of the Series D Preferred (or, if all or any portion of this Warrant is then exercisable for Common Stock, its Common Stock) (except as provided in Section 8.1 above or Section 8.4 below), any Warrant Holder, upon exercise of this Warrant, shall be entitled to receive, in substitution for the Series D Preferred or Common Stock to which it would have become entitled upon exercise immediately prior to such reorganization or reclassification, the shares (of any class or classes) or other securities or property of the Company (or cash) that it would have been entitled to receive at the same aggregate Exercise Price upon such reorganization or reclassification if this Warrant had been exercised immediately prior to the record date with respect to such event; and in any such case, appropriate provision (as determined by the Board of Directors of the Company, whose reasonable determination shall be conclusive and, upon request by the Warrant Holder, shall be evidenced by a certified Board resolution delivered to the Warrant Holder) shall be made for the application of this Section 8.2 with respect to the rights and interests thereafter of the Warrant Holder (including but not limited to the allocation of the Exercise Price between or among shares of classes of capital stock or other securities), to the end that this Section 8.2 (including the adjustments of the number of shares of Series D Preferred or other securities purchasable and the Exercise Price thereof) shall thereafter be reflected, as nearly as reasonably practicable, in all subsequent exercises of this Warrant for any shares or securities or other property (or cash) thereafter deliverable upon the exercise hereof. The above provisions of this Section 8.2 shall apply similarly to successive reorganizations or recapitalizations.

8.3       Whenever the number of Warrant Shares purchasable upon exercise of this Warrant is adjusted as provided in this Section 8, the Company will promptly deliver to the Warrant Holder a certificate signed by an officer of the Company setting forth the number and kind of securities or other property purchasable upon exercise of this Warrant as so adjusted, and setting forth a brief statement of the facts accounting for such adjustments; provided, however, that failure to deliver any notice required under this Section 8.3. or any defect therein, shall not affect the legality or validity of any such adjustments under this Section 8.

8.4       In the event of any consolidation or share exchange reorganization of the Company with, or merger of the Company into, another corporation (other than a consolidation, share exchange, reorganization or merger which does not result in any reclassification or change of the outstanding Warrant Shares), or in case of any sale of all or substantially all of the assets of the Company, the acquiring entity shall execute and deliver to the Warrant Holder a new warrant providing that the Warrant Holder shall have the right thereafter (until the expiration of this Warrant) to receive, upon exercise of such warrant, solely the kind and amount of shares of stock and other securities and property (or cash) receivable upon such consolidation, share exchange reorganization, merger, sale or transfer by a holder of the number of shares of Warrant Shares of the Company for which this Warrant might have been exercised immediately prior to such consolidation, share exchange reorganization, merger, sale or transfer. Such new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this Section 8.4. The above provision of this Section 8.4 shall similarly apply to successive consolidations, share exchange reorganizations, mergers, sales or transfers.

8.5       Irrespective of any adjustments in the number or kind of shares or other securities or property issuable upon exercise of this Warrant, this Warrant and any replacement Warrants thereafter issued may continue to express the same price and number and kind of shares as are stated in the original Warrant.

8.6       For the purpose of this Warrant, the term “Series D Preferred” shall mean (i) the class of stock designated as Series D Preferred in the Restated Articles of Incorporation of the Company, as amended, or (ii) any other class of stock resulting from successive changes or reclassifications of such Series D Preferred, or from the conversion of Series D Preferred into Common Stock pursuant to the Restated Articles of Incorporation. In the event that at any time as a result of an adjustment made pursuant to this Section 8, the Warrant Holder shall become entitled to receive any shares of capital stock of the Company other than shares of Series D Preferred, thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Series D Preferred contained in this Section 8, and all other provisions of this Warrant, with respect to the Series D Preferred, shall apply on like terms to any such other shares.

8.7       The Company may, from time to time and to the extent permitted by law, reduce the exercise price of this Warrant by any amount for a period of not less than twenty (20) days. If the Company so reduces the exercise price of this Warrant, it will give the Warrant Holder not less than fifteen (15) days’ notice of such decrease, and shall take such other steps as may be required under applicable law in connection with any offers or sales of securities at the reduced price.

8.8       Whenever the number of Shares or other securities purchasable upon the exercise of this Warrant is adjusted as provided in Section 8, the Exercise Price for each Share or other security payable upon exercise shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Shares or other securities purchasable upon the exercise of the Warrant immediately prior to such adjustment, and the denominator of which shall be the number of Shares or other security so purchasable immediately thereafter.

9.         No Fractional Interests. The Company shall not be required to issue any replacement or balance Warrant evidencing a fraction of a Warrant or to issue fractions of shares or other securities upon the exercise or conversion of this Warrant. If any fraction (calculated to the nearest one-hundredth) of a Warrant or of a share or other securities would, except for the provisions of this Section 9, be issuable upon the exercise or conversion of any Warrant, the Company shall, at its option, either purchase such fraction for an amount in cash equal to the current value of such fraction computed on the basis of the Fair Market Value thereof, or issue the required fractional Warrant, or share or other security. The Warrant Holder expressly waives any right to receive a replacement Warrant evidencing any fraction of a Warrant or to receive any fractional share or other securities upon exercise or conversion of this Warrant, except as expressly provided in this Section 9. Each adjustment in the number of Warrant Shares purchasable hereunder shall be calculated to the nearest whole share with fractional shares disregarded.

10.       No Shareholder Rights. This Warrant, as such, shall not entitle the Warrant Holder to vote, receive dividends or be deemed the holder of Series D Preferred or any other securities of the Company which may at any time be issuable on the exercise of this Warrant for any purpose whatever, nor shall anything contained herein be construed to confer upon the Warrant Holder any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance or otherwise), or to receive notice of meetings or other actions affecting shareholders or to receive dividend or subscription rights, or otherwise, until this Warrant shall have been exercised or converted in accordance with the provisions hereof.

11.       Transfer and Exchange of Warrant. Subject to Section 9, this Warrant is exchangeable, upon the surrender hereof by the Warrant Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the rights to subscribe for and purchase the number of Shares which may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase such number of Shares as shall be designated by the Warrant Holder at the time of such surrender. This Warrant and all rights hereunder may be transferred, in whole or in part, on the books of the Company maintained for such purpose at the principal office of the Company, by the Warrant Holder hereof in person, or by duly authorized attorney, upon surrender of this Warrant properly endorsed and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer. Upon any partial transfer, the Company will issue and deliver to the Warrant Holder a new Warrant with respect to the Warrant balance not so transferred. Each taker and holder of this Warrant or any Warrant issued upon transfer hereof, by taking or holding the same, consents and agrees to be bound by the terms, conditions, representations and warranties hereof (and as a condition to any transfer of this Warrant the transferee shall upon request by the Company execute an agreement confirming the same), and, when this Warrant shall have been so endorsed and presented, the person in possession of this Warrant may be treated by the Company, and all other persons dealing with this Warrant, as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, any notice to the contrary notwithstanding provided, however, that until a transfer of this Warrant is duly registered on the books of the Company, the Company may treat the Warrant Holder hereof as the owner of this Warrant for all purposes.

12.       Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such customary and reasonable terms as to indemnity or otherwise as it may in its discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed.

13.       Restrictions on Transfer.

13.1     Certificates. Certificates representing any of the Shares acquired pursuant to the provisions of this Warrant shall have endorsed thereon the following legends, as appropriate.

(a)       Unless such Shares are received in a transaction registered under the Securities Act and qualified (if necessary) under applicable state securities laws:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.”

(b)       Any legend required to be placed thereon by any applicable state securities laws.

13.2     Compliance with Act. The Warrant Holder, by acceptance hereof, agrees that this Warrant and the Shares to be issued upon the exercise or conversion hereof are being acquired solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof and that it will not offer, sell or otherwise dispose of this Warrant or any Shares to be issued upon the exercise or conversion hereof except under circumstances which will not result in a violation of the Securities Act or of applicable state securities laws.

14.       Notice of Certain Corporate Actions. In case the Company after the date hereof shall propose (i) to offer to the holders of Series D Preferred or Common Stock, generally, rights to subscribe to or purchase any additional shares of any class of its capital stock, any evidences of its indebtedness or assets, or any other rights or options or (ii) to effect any reclassification of Series D Preferred (other than a reclassification involving merely the subdivision or combination of outstanding shares of Series D Preferred or Common Stock) or any capital reorganization, or any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or any sale, transfer or other disposition of its property and assets substantially as an entirety, or the liquidation, voluntary or involuntary dissolution or winding-up of the Company, then, in each such case, the Company shall deliver to the Warrant Holder notice of such proposed action, which notice shall specify the date on which the books of the Company shall close or a record be taken for such offer of rights or options, or the date on which such reclassification, reorganization, consolidation, merger, sale, transfer, other disposition, liquidation, voluntary or involuntary dissolution or winding-up shall take place or commence, as the case may be, and which shall also specify any record date for determination of holders of Series D Preferred or Common Stock entitled to vote thereon or participate therein and shall set forth such facts with respect thereto as shall be reasonably necessary to indicate any adjustments in the Exercise Price and the number or kind of shares or other securities purchasable upon exercise of the Warrant which will be required as a result of such action. Such notice shall be sent, in the case of any action covered by clause (i) above, at least ten (10) days prior to the record date for determining holders of the Series D Preferred or Common Stock for purposes of such action or, if a record is not to be taken, the date as of which the holders of shares of Series D Preferred or Common Stock of record are to be entitled to such offering; and, in the case of any action covered by clause (ii) above, at least twenty (20) days prior to the earlier of the date on which such reclassification, reorganization, consolidation, merger, sale, transfer, other disposition, liquidation, voluntary or involuntary dissolution or winding-up is expected to become effective and the date on which it is expected that holders of shares of Series D Preferred or Common Stock of record on such date shall be entitled to exchange their shares for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, sale, transfer, other disposition, liquidation, voluntary or involuntary dissolution or winding-up.

15.       Taxes. The Company shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock or other securities of the Company upon the exercise hereof.

16.       Miscellaneous.

16.1     Entire Agreement. This Warrant and the related agreements referenced herein constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

16.2     Waivers and Amendments. This Warrant or any provision hereof may be changed, waived, discharged or terminated only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

16.3     Applicable Law. This Warrant shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws (excluding conflicts of law rules) of the State of California applicable to contracts made and performed in that State; provided, however, that if the Company has merged into a Delaware corporation, then this Warrant shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws (excluding conflict of law rules) of the State of Delaware applicable to contracts made and performed in that State.

16.4     Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to the Purchaser, at the Purchaser’s address set forth on Schedule of Purchasers (including electronic mail address), or at such other address as the Purchaser shall have furnished to the Company in writing, with copies to Philip B. Simon at Howson & Simon CPAs L.P., 101 Ygnacio Valley Road, Suite 310, Walnut Creek, CA 94596, facsimile (510) 977-9064, e-mail 102466.3043@compuserve.com and to Andrew L. Dudnick, Esq. at Springs Rivin Detwiler Dudnick & Stikker, LLP, 351 California Street, Fifteenth Floor, San Francisco, CA 94104, facsimile (415) 982-1401, e-mail dudnick@netcom.com, or (b) if to the Company, at the address set forth on the cover page of this Agreement and addressed to the attention of the President, or at such other address as the Company shall have furnished to the Purchaser. Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally or sent by telegram, telefax or telex (receipt confirmed) or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or if sent by electronic mail, then one business day following delivery if receipt confirmed or two business days following delivery if followed by certified mail or courier delivery.

16.5     Headings. The headings in this Warrant are for convenience of reference only and shall not affect the meaning or interpretation of this Warrant.

QUARK BIOTECH, INC.:

By:
Title:	President

EXHIBIT W-1
NOTICE OF EXERCISE OR CONVERSION

Date: ____________, 19 __

Quark Biotech, Inc.
c/o Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304

Attention: ________________________

The undersigned hereby elects to exercise or convert the enclosed Warrant dated _____________, 1997 issued to it by Quark Biotech, Inc. (the “Company”).

The undersigned elects to:

☐                       Exercise the Warrant and to purchase thereunder _____________ shares of the Series D Preferred or Common Stock of the Company, as applicable, (the “Shares”) at an exercise price of $4.00 per Share (subject to adjustment pursuant to Section 2 and Section 8 of the Warrant), or an aggregate purchase price of ___________ Dollars ($____________) (the “Purchase Price”). Pursuant to the terms of the Warrant, the undersigned has delivered the Purchase Price herewith in full, of which Purchase Price, $___________ is to be paid by tender of ________ shares of the Company’s Series D Preferred or Common Stock, as applicable, which are delivered herewith in form suitable for transfer.

☐                       Convert the value of ________________________ shares of the Series D Preferred or Common Stock, as applicable, issuable pursuant to the Warrant at the Exercise Price (as defined in the Warrant) of $4.00 per Share (subject to adjustment pursuant to Section 2 and Section 8 of the Warrant).

The undersigned hereby represents and warrants that all of the representations and warranties of the undersigned set forth in Section 13.2 of the Warrant are true and correct as of the date hereof, and that the undersigned has executed and delivered the Investment Letter attached as Exhibit W-2 to the Warrant.

Very truly yours,

Warrant Holder

By:
Title:

Accepted and Acknowledged:
Quark Biotech, Inc.
By:
Dated: _________________, 19__

EXHIBIT W-2

THIS AGREEMENT MUST BE COMPLETED, SIGNED AND RETURNED TO QUARK BIOTECH, INC. ALONG WITH THE SUBSCRIPTION FORM BEFORE THE SERIES D PREFERRED OR COMMON STOCK, AS APPLICABLE, ISSUABLE UPON EXERCISE OF THE WARRANT DATED ____________, 1997 WILL BE ISSUED.

INVESTMENT LETTER

______________,19__

Quark Biotech, Inc.
38 Tamar Street
Omer 84965 Israel

Attention: _______________________

Dear M__________________:

The undersigned, _____________________ (“Purchaser”), intends to acquire up to _________ shares of the Series D Preferred or Common Stock, as applicable, (the “Stock”) of Quark Biotech, Inc. (“Quark Biotech”) from Quark Biotech pursuant to the exercise of certain warrants to purchase stock held by the Purchaser. The Stock will be issued to Purchaser in a transaction not involving a public offering and pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “1933 Act”) and applicable state securities laws. In connection with such purchase and in order to comply with the exemptions from registration relied upon by Quark Biotech, Purchaser represents, warrants and agrees as follows:

The Purchaser is an accredited investor within the meaning of Rule 501 under the 1933 Act and has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the purchase of the Stock and of protecting Purchaser’s interests in connection therewith.

Purchaser is acquiring the Stock for its own account, to hold for investment, and Purchaser shall not make any sale, transfer or other disposition of the Stock in violation of the 1933 Act or the General Rules and Regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”) or in violation of any applicable state securities law.

Purchaser has been advised that the Stock has not been registered under the 1933 Act or state securities laws on the ground that this transaction is exempt from registration, and that reliance by Quark Biotech on such exemptions is predicated in part on Purchaser’s representations set forth in this letter.

Purchaser has been informed that under the 1933 Act, the Stock must be held indefinitely unless it is subsequently registered under the 1933 Act or unless an exemption from such registration

(such as Rule 144) is available with respect to any proposed transfer or disposition by Purchaser of the Stock. Purchaser further agrees that Quark Biotech may refuse to permit Purchaser to sell, transfer or dispose of the Series D Preferred (except as permitted under Rule 144) unless there is in effect a registration statement under the 1933 Act and any applicable state securities laws covering such transfer, or unless Purchaser furnishes an opinion of counsel reasonably satisfactory to counsel for Quark Biotech, to the effect that such registration is not required.

Purchaser also understands and agrees that there will be placed on the certificate(s) for the Stock, or any substitutions therefor, the following legend stating in substance:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.”

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Purchaser has carefully read this letter and has discussed its requirements and other applicable limitations upon Purchaser’s resale of the Stock with Purchaser’s counsel.

Very truly yours,

Purchaser

By:
Title:

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